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                                                  Exhibit 99

January 26, 1995 -    THE ST. PAUL COMPANIES REPORTS
                      RECORD EARNINGS

St. Paul, Minn. - The St. Paul Companies (NYSE:SPC) reported record operating earnings of $413.9 million, or $4.60 per share, for 1994, compared with operating earnings of $386.6 million, or $4.28 per share, in 1993. Operating earnings were 7 percent higher than 1993's earnings.

     Net income for 1994 was $442.8 million, or $4.93 per share, compared with net income of $427.6 million, or $4.73 per share, for 1993. 1994 net income included after-tax realized investment gains of $28.9 million, or $0.33 per share, compared with $41.0 million, or $0.45 per share, in 1993.

     Per-share figures reflect a two-for-one common stock split in June 1994.

     "We were able to achieve record earnings in a highly competitive insurance market in 1994," said Douglas W.
Leatherdale, chairman and chief executive officer. "And we produced those results despite severe first-quarter U.S.
catastrophe losses, which resulted from the California earthquake and East Coast winter storms.

     "Our U.S. insurance underwriting operation, St. Paul
Fire and Marine, and our worldwide reinsurance operation, St. Paul Re, both produced strong results accompanied by solid growth.

     "Our acquisition of Economy Fire & Casualty in late
1993, along with growth in our commercial insurance and reinsurance operations, were the chief factors behind a 14 percent increase in premium volume over 1993," Leatherdale said.

     "In addition, our organizational efforts to improve efficiency, along with the restructuring of our domestic underwriting operations, have increased productivity and resulted in a continued improvement in overall expense levels.

     "A significant business development in the fourth quarter of 1994 was our purchase from the CIGNA Companies of the right to renew most of the international business written by CIGNA Reinsurance-Property & Casualty. This transaction will allow us to further expand the international operations of St. Paul Re," Leatherdale said.

Fourth-quarter results
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     For the fourth quarter of 1994, operating earnings were
$126.5 million, or $1.41 per share, compared with operating earnings of $79.8 million, or $0.88 per share, for the fourth quarter of 1993.
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     Net income for the fourth quarter of 1994 was $120.8
million, or $1.35 per share, compared with net income of $89.7 million, or $0.99 per share, for the fourth quarter of 1993. Net income for the fourth quarter of 1994 included after-tax realized investment losses of $5.7 million, or $0.06 per share, compared with after-tax investment gains of $9.9 million, or $0.11 per share, for the fourth quarter of 1993.

Underwriting Operations
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                   THE ST. PAUL COMPANIES
            TWELVE-MONTHS UNDERWRITING OPERATIONS
                         HIGHLIGHTS

Twelve months ended Dec. 31        1994            1993
- ---------------------------        ----            ----

Written premiums           $3,623,026,000   $3,178,545,000

Underwriting loss           ($113,008,000)   ($150,255,000)

Net investment income        $674,818,000     $646,396,000

Pretax operating earnings*   $524,742,000     $457,752,000

Combined ratio                      102.3            104.5

*excluding realized investment gains

                   THE ST. PAUL COMPANIES
           FOURTH-QUARTER UNDERWRITING OPERATIONS
                         HIGHLIGHTS

Three months ended Dec. 31         1994            1993
- --------------------------         ----            ----

Written premiums             $888,520,000     $842,991,000

Underwriting profit (loss)     $3,658,000     ($33,397,000)

Net investment income        $176,449,000     $156,518,000

Pretax operating earnings*   $162,904,000      $98,422,000

Combined ratio                       99.4            104.2

*excluding realized investment gains and losses
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Insurance Brokerage Operations
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     The Minet Group, The St. Paul's London-based insurance
brokerage operation, had a pretax loss of $9.9 million in 1994, compared with a pretax loss of $12.6 million in 1993.

     For the fourth quarter of 1994, Minet had pretax income of $1.2 million, compared with pretax income of $395,000 in the fourth quarter of 1993.

     "Minet continues to make progress on its road back to profitability," Leatherdale said.

The John Nuveen Company
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     The St. Paul's portion of The John Nuveen Company's
1994 pretax earnings totaled $71.9 million, compared with pretax earnings of $82.6 million for 1993. The St. Paul now owns 77 percent of Nuveen.

     For fourth-quarter 1994, The St. Paul's portion of
Nuveen's pretax earnings was $17.7 million, compared with $20.5 million for fourth-quarter 1993.

     "Nuveen's earnings decline was the result of a difficult municipal bond market environment, which limited
Nuveen's opportunity to sell new products," Leatherdale said.

Consolidated Financial Position
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     Consolidated assets of The St. Paul Companies as of
Dec. 31, 1994, were $17.5 billion, compared with $17.1 billion as of Dec. 31, 1993.

     Common shareholders' equity was $2.7 billion on Dec.
31, 1994, compared with $3.0 billion on Dec. 31, 1993. Book value per common share on Dec. 31, 1994, was $32.46, compared with $35.47 on Dec. 31, 1993.

     Shareholders' equity and book value were down from 1993 due to the decrease in the carrying value of The St. Paul's bond portfolio. At the end of 1993, The St. Paul adopted Statement of Financial Accounting Standards No. 115 and began recording its bond portfolio at estimated market value. Rising interest rates in 1994 eroded the market value of that portfolio.

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                   THE ST. PAUL COMPANIES
                  CONSOLIDATED 1994 RESULTS

                                      1994            1993
                                      ----            ----

Revenues                           $4,701,285,000     $4,460,172,000

Operating Earnings                   $413,866,000       $386,628,000
 Per Common Share (Fully Diluted)*          $4.60              $4.28

Realized Investment Gains,
   Net of Taxes                       $28,962,000        $40,981,000
     Per Common Share (Fully Diluted)       $0.33              $0.45

Net Income                           $442,828,000       $427,609,000
   Per Common Share (Fully Diluted)*        $4.93              $4.73


                   THE ST. PAUL COMPANIES
             CONSOLIDATED FOURTH-QUARTER RESULTS

                                    1994            1993
                                    ----            ----

Revenues                           $1,173,293,000    $1,171,831,000

Operating Earnings                   $126,527,000       $79,816,000
   Per Common Share (Fully Diluted)*        $1.41             $0.88

Realized Investment Gains (Losses),
   Net of Taxes                      ($5,706,000)        $9,877,000
     Per Common Share (Fully Diluted)     ($0.06)             $0.11

Net Income                          $120,821,000        $89,693,000
   Per Common Share (Fully Diluted)*       $1.35              $0.99